EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT made as of the 1st day of                     , 2016 by and between RidgeWorth Funds (the “Trust”), a Massachusetts business trust, RidgeWorth Capital Management LLC (the “Adviser”) and the investment subadviser listed on Schedule B (“Sub-Adviser”) with respect to the series of the Trust (the “Funds”) set forth on Schedule A.

The Adviser and Sub-Adviser hereby agree to waive their fees, in the proportion set forth in the applicable subadvisory agreement relating to each Fund, and reimburse expenses to the extent necessary to limit total operating expenses, based on a percentage of the average daily net assets of each Fund (excluding interest, taxes, brokerage commissions, substitute dividend expenses on securities sold short, extraordinary expenses, estimated indirect expenses attributable to investments in other investment companies, and other expenses not incurred in the ordinary course of business) for each share class of the Funds as set forth on Schedule A until                     , 2017.

If at any point before                     , 2019, it becomes unnecessary for the Adviser or Sub-Adviser to waive fees and make reimbursements for a particular Fund, the Adviser and the Sub-Adviser may retain the difference between the Total Annual Fund Operating Expenses of that Fund and the applicable expense cap set forth on Schedule A to recapture any of its prior waivers or reimbursements.

This Agreement shall terminate with respect to a Fund, without payment of any penalty, upon: (1) termination of the applicable Investment Advisory Agreement with the Adviser or (2) written notice to the Adviser by the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed as of the day and year first written above.

RIDGEWORTH FUNDS		RIDGEWORTH CAPITAL MANAGEMENT LLC

By:		By:
Name:	Julia R. Short	Name:	John Stebbins
Title:	President and CEO	Title:	Managing Director and CFO

Pursuant to each of the Funds listed in Schedule B for which they are the respective Subadviser:

CAPITAL INNOVATIONS, LLC

By:
Name:
Title:

EXPENSE LIMITATION AGREEMENT

SCHEDULE A

FUND NAME	SHARE CLASS	EXPENSE LIMITATION
Equity Funds
RidgeWorth Capital Innovations Global Resources and Infrastructure Fund	A	1.40%
RidgeWorth Capital Innovations Global Resources and Infrastructure Fund	C	2.15%
RidgeWorth Capital Innovations Global Resources and Infrastructure Fund	I	1.15%

EXPENSE LIMITATION AGREEMENT

SCHEDULE B

FUND NAME SUBADVISER

Equity Funds	SUBADVISER
RidgeWorth Capital Innovations Global Resources and Infrastructure Fund	Capital Innovations, LLC